Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of Aegerion Pharmaceuticals Inc. for the registration of up to $125,000,000 worth of shares of its common stock, preferred stock, debt securities, warrants, and units, and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the financial statements of Aegerion Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

November 14, 2011